CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE - FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS SECOND QUARTER 2016 RESULTS

Cranbury NJ - July 22, 2016 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income and earnings per share for the second quarter of 2016.
SECOND QUARTER 2016 HIGHLIGHTS

•	Net income was $2.3 million and diluted earnings per share was $0.28.

•	Return on Average Assets and Return on Average Equity were 0.95% and 9.36%, respectively.

•	Book value per share and tangible book value per share were $12.78 and $11.13, respectively.

•	Net interest income was $8.6 million and the net interest margin was 3.86% on a tax equivalent basis.

•	Loans held in portfolio increased $102.1 million during the quarter to $759.8 million at June 30, 2016 and the loan to asset ratio was 71.3% at June 30, 2016.

•
During the second quarter, $1.3 million of non-performing assets were resolved and non-performing assets declined to $5.3 million, or 0.50%, of assets at June 30, 2016. OREO consisted of one commercial property with a balance of $166,000.

•
The Bank recorded a credit (negative) provision for loan losses of $100,000 due to lower historical loan loss factors that reflected the improvement in loan credit quality, the resolution and reduction of non-performing loans, the low level of net charge-offs over the prior five quarters and net recoveries of $280,000 in the second quarter of loans previously charged-off.

For the six months ended June 30, 2016, the Company reported net income of $4.5 million, or $0.56 per diluted share, a slight decrease compared to net income of $4.6 million, or $0.57 per diluted share, for the six months ended June 30, 2015.

Robert F. Mangano, President and Chief Executive Officer, stated “We are pleased to report the same level of earnings as last year in light of the challenging comparison presented by last year's strong financial performance, which benefited from higher levels of residential mortgage refinancing activity. In the second quarter of 2016, a lower volume of residential mortgage refinancing activity resulted in a lower balance of mortgage warehouse loans. Further improvement in our asset quality also contributed to our performance this quarter through the reduction in problem asset-related legal, workout and OREO expenses."
Mr. Mangano added, "I am also looking forward to the addition of an experienced and productive residential lending team that is anticipated to join the Bank at the end of July. The addition of this team is expected to enhance our residential lending capabilities and broaden our lending products to include FHA insured residential mortgages."

Discussion of Financial Results
Net income was $2.3 million, or $0.28 per diluted share, for the second quarter of 2016 compared to $2.3 million, or $0.29 per diluted share, for the second quarter of 2015. Net income per diluted share declined slightly due to the higher average number of shares outstanding in 2016. All share and per share amounts have been adjusted to reflect the effect of the five percent common stock dividend paid on February 1, 2016.

Net interest income was $8.6 million for the quarter ended June 30, 2016, which represented a decrease of $797,000 compared to net interest income of $9.4 million for the second quarter of 2015 and an increase of $100,000 compared to net interest income of $8.5 million for the first quarter of 2016. Interest income for the second quarter of 2016 declined primarily due to the $720,000 decline in interest income on loans. Average earning assets were $922.5 million with a yield of 4.41% for the second quarter of 2016 compared to average earning assets of $923.9 million with a yield of 4.71% for the second quarter of 2015.The lower interest income and yield on average earning assets in the second quarter of 2016 reflects primarily the lower level of the average balance of loans, the lower percentage of average loans to average earning assets and the lower yield earned on commercial and commercial real estate loans and construction loans compared to the second quarter of 2015. The average yield on loans declined due to the continued low interest rate environment as new loans were originated at yields lower than the average yield on loans in the prior year period.
Interest expense on average interest bearing liabilities was $1.3 million, or 0.71%, for the second quarter of 2016 compared to $1.2 million, or 0.64%, for the second quarter of 2015 and $1.2 million, or 0.70%, for the first quarter of 2016. The increase of $104,000 in interest expense on interest bearing liabilities for the second quarter of 2016 reflects primarily higher short-term market interest rates in 2016 compared to 2015.
The net interest margin declined to 3.86% in the second quarter of 2016 compared to 4.20% in the second quarter of 2015 due primarily to the lower yield on average earning assets.
The provision for loan losses was a credit (negative expense) of $100,000 for the second quarter of 2016 compared to no provision in the second quarter of 2015. The credit provision for the second quarter of 2016 reflects lower historical loan loss factors due to the improvement in loan credit quality, the resolution and reduction of non-performing loans, the low level of net charge-offs over the prior five quarters and net recoveries of $280,000 in the second quarter of 2016.
Non-interest income was $1.5 million for the second quarter of 2016, a decrease of $452,000, or 22.7%, compared to $2.0 million for the second quarter of 2015. Lower gains from the sales of residential mortgages and SBA loans for the second quarter of 2016 were the primary reasons for the decrease in non-interest income. In the second quarter of 2016, $14.5 million of residential mortgages were sold and $308,000 of gains were recorded compared to $34 million of loans sold and $685,000 of gains recorded in the second quarter of 2015. Due principally to turnover of employees in the Bank’s residential mortgage unit in the first quarter of 2016, the Bank originated and sold a lower level of residential mortgages in the second quarter of 2016 compared to the second quarter of 2015. SBA guaranteed commercial lending activity and loan sales vary from period to period. In the second quarter of 2016, $4.6 million of SBA loans were sold and gains of $439,000 were recorded compared to $5.2 million of loans sold and gains of $518,000 recorded in the second quarter of 2015. Service charges declined due primarily to lower activity.

Non-interest expenses were $6.8 million for the second quarter of 2016, a decrease of $1.1 million, or 14.4%, compared to $8.0 million for the second quarter of 2015. Salaries and employee benefits expense decreased $187,000, or 4.2%, due primarily to a reduction in commissions of $243,000 paid to residential loan officers as a result of the lower volume of residential mortgage loans originated. Occupancy expenses declined $96,000, or 9.2%, due to lower depreciation and facility maintenance expenses. FDIC insurance expense declined $75,000, or 41.7%, due to a lower assessment rate that reflected the Bank’s improvement in asset quality and financial performance over the last six quarters. OREO expense declined due to the significant reduction in OREO assets. Other operating expenses decreased $418,000 due primarily to decreases in legal expense incurred for the collection and recovery of non-performing assets, consulting fees and various other operating expenses.
Income taxes were $1.1 million, which resulted in an effective tax rate of 32.5% in both the second quarter of 2016 and 2015.
At June 30, 2016, the allowance for loan losses was $7.5 million, a $78,000 decrease from the allowance for loan losses at December 31, 2015. As a percentage of total loans, the allowance was 0.98% at June 30, 2016 compared to 1.11% at year end 2015. The decline in the allowance for loan losses as a percentage of loans reflected the low level of non-performing loans and lower historical loan loss factors at June 30, 2016 compared to December 31, 2015.
Total assets increased to $1.07 billion at June 30, 2016 from $968.0 million at December 31, 2015 due primarily to a $79.5 million increase in total loans and an increase of $19.3 million in investments, which were funded primarily by an increase of $91.0 million in short-term borrowings and an increase of $4.7 million in deposits. Total portfolio loans at June 30, 2016 were $759.8 million compared to $680.9 million at December 31, 2015. The increase in loans was due primarily to a $47.8 million increase in mortgage warehouse loans, reflecting the seasonality of residential home buying in our markets, a $15.9 million increase in commercial real estate loans, an $8.3 million increase in residential mortgage loans and a $5.8 million increase in commercial business loans. Total investment securities at June 30, 2016 were $234.0 million, an increase from $214.7 million at December 31, 2015. Total deposits at June 30, 2016 were $791.5 million compared to $786.8 million at December 31, 2015.

Regulatory capital ratios continue to reflect a strong capital position. Under the regulatory capital standards (Basel III) that became effective on January 1, 2015, the Company’s common equity Tier 1 to risk based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 9.53%, 12.28%, 11.47% and 11.02%, respectively, at June 30, 2016. The Bank’s CET1, total risk-based capital, Tier 1 capital and leverage ratios were 11.21%, 12.02%, 11.21% and 10.77%, respectively, at June 30, 2016. The Company and the Bank are considered “well capitalized” under these capital standards.
Asset Quality
Net recoveries during the second quarter of 2016 were $280,000. Non-accrual loans were $5.2 million at June 30, 2016 compared to $6.0 million at December 31, 2015. The allowance for loan losses was 145% of non-accrual loans at June 30, 2016 compared to 126% of non-accrual loans at December 31, 2015.

Overall, we observed stable trends in loan quality with net recoveries of $280,000 during the second quarter of 2016, non-performing loans to total loans of 0.68% and non-performing assets to total assets of 0.50% at June 30, 2016.

OREO at June 30, 2016 decreased to $166,000 from $1.0 million at December 31, 2015 due to the sale of one residential property previously held as OREO.

About 1ST Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Little Silver and Asbury Park, New Jersey.
1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.
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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Per Common Share Data: [1]
Earnings per common share - Basic	$0.29	$0.29	$0.57	$0.58
Earnings per common share - Diluted	0.28	0.29	0.56	0.57
Tangible book value per common share at the period-end			11.13	10.43
Book value per common share at the period-end			12.78	12.11
Average common shares outstanding:
Basic	7,947,146	7,881,626	7,944,069	7,880,270
Diluted	8,151,796	8,069,229	8,144,458	8,058,602
Performance Ratios / Data:
Return on average assets	0.95%	0.95%	0.94%	0.95%
Return on average equity	9.36%	10.42%	9.28%	10.42%
Net interest income (tax-equivalent basis) [2]	$8,864	$9,666	$17,622	$18,512
Net interest margin (tax-equivalent basis) [3]	3.86%	4.20%	3.89%	4.09%
Efficiency ratio [4]	65.60%	68.00%	66.80%	65.50%

			June 30,	December 31,
			2016	2015
Loan Portfolio Composition:
Commercial Business			$105,104	$99,277
Commercial Real Estate			223,123	207,250
Construction Loans			93,221	93,745
Mortgage Warehouse Lines			264,344	216,572
Residential Real Estate			49,087	40,744
Loans to Individuals			24,730	23,074
Other Loans			197	233
Gross Loans			759,806	680,895
Deferred Costs (net)			1,766	1,226
Total Loans (net)			$761,572	$682,121

Asset Quality Data:
Loans past due over 90 days and still accruing			—	—
Non-accrual loans			5,159	6,020
OREO property			166	966
Other repossessed assets			—	—
Total non-performing assets			$5,325	$6,986

Net recoveries (charge-offs)	$280	$(13)	$222	$(465)
Allowance for loan losses to total loans			0.98%	1.11%
Non-performing loans to total loans			0.68%	0.88%
Non-performing assets to total assets			0.50%	0.72%

Capital Ratios:
1ST Constitution Bancorp
Common equity to risk weighted assets ("CET 1")			9.53%	8.72%
Tier 1 capital to average assets (leverage ratio)			11.02%	10.00%
Tier 1 capital to risk weighted assets			11.47%	10.70%
Total capital to risk weighted assets			12.28%	11.51%
1ST Constitution Bank
Common equity to risk weighted assets ("CET 1")			11.21%	10.45%
Tier 1 capital to average assets (leverage ratio)			10.77%	9.77%
Tier 1 capital to risk weighted assets			11.21%	10.45%
Total capital to risk weighted assets			12.02%	11.25%

1All share and per share amounts have been adjusted to reflect the effect of the 5% stock dividend paid on February 1, 2016.
2The tax equivalent adjustment was $250 and $255 for the three months ended June 30, 2016 and June 30, 2015, respectively.
3Represents net interest income on a taxable equivalent basis as a percent of average interest earning assets.
4Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Cash and Due From Banks	$13,650	$11,368
Federal Funds Sold/Short Term Investments	—	—
Total cash and cash equivalents	13,650	11,368
Investment Securities:
Available for sale, at fair value	111,327	91,422
Held to maturity (fair value of $127,874 and $127,157 at June 30, 2016 and December 31, 2015, respectively)	122,635	123,261
Total investment securities	233,962	214,683

Loans Held for Sale	3,228	5,997
Loans	761,572	682,121
Less- Allowance for loan losses	(7,482)	(7,560)
Net loans	754,091	674,561

Premises and Equipment, net	10,845	11,109
Accrued Interest Receivable	3,051	2,853
Bank-Owned Life Insurance	21,936	21,583
Other Real Estate Owned	166	966
Goodwill and Intangible Assets	13,082	13,284
Other Assets	14,727	11,587
Total assets	$1,068,736	$967,991
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits
Non-interest bearing	$170,793	$159,918
Interest bearing	620,693	626,839
Total deposits	791,486	786,757

Borrowings	149,865	58,896
Redeemable Subordinated Debentures	18,557	18,557
Accrued Interest Payable	846	846
Accrued Expenses and Other Liabilities	6,354	6,975
Total liabilities	967,108	872,031

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value; 5,000,000 shares authorized, none issued	—	—
Common Stock, no par value; 30,000,000 shares authorized; 7,985,937 and 7,575,492 shares issued and 7,952,639 and 7,545,684 shares outstanding as of June 30, 2016 and December 31, 2015, respectively	71,224	70,845
Retained earnings	30,125	25,589
Treasury Stock, 33,298 shares and 29,808 shares at June 30, 2016 and December 31, 2015, respectively	(368)	(344)
Accumulated other comprehensive income (loss)	647	(130)
Total shareholders’ equity	101,627	95,960
Total liabilities and shareholders’ equity	$1,068,736	$967,991

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
INTEREST INCOME:
Loans, including fees	$8,518	$9,238	$16,825	$17,527
Securities:
Taxable	815	790	1,632	1,607
Tax-exempt	520	530	1,040	1,086
Federal funds sold and
short-term investments	18	6	67	31
Total interest income	9,871	10,564	19,564	20,251
INTEREST EXPENSE:
Deposits	988	912	1,938	1,844
Borrowings	165	153	301	279
Redeemable subordinated debentures	104	88	203	174
Total interest expense	1,257	1,153	2,442	2,297
Net interest income	8,614	9,411	17,122	17,954
(CREDIT) PROVISION FOR LOAN LOSSES	(100)	—	(300)	500
Net interest income after (credit) provision
for loan losses	8,714	9,411	17,422	17,454
NON-INTEREST INCOME:
Service charges on deposit accounts	176	190	373	429
Gain on sales of loans	747	1,203	1,650	2,495
Income on Bank-owned life insurance	157	142	301	276
Other income	456	453	808	917
Total non-interest income	1,536	1,988	3,132	4,117
NON-INTEREST EXPENSES:
Salaries and employee benefits	4,291	4,478	8,607	8,665
Occupancy expense	952	1,048	1,941	2,158
Data processing expenses	314	306	627	625
FDIC insurance expense	105	180	223	370
Other real estate owned expenses	35	416	65	513
Other operating expenses	1,126	1,544	2,394	2,498
Total non-interest expenses	6,823	7,972	13,857	14,829

Income before income taxes	3,427	3,427	6,697	6,742
INCOME TAXES	1,113	1,112	2,161	2,167
Net Income	$2,314	$2,315	$4,536	$4,575

NET INCOME PER COMMON SHARE
Basic	$0.29	$0.29	$0.57	$0.58
Diluted	$0.28	$0.29	$0.56	$0.57
WEIGHTED AVERAGE SHARES
OUTSTANDING
Basic	7,947,146	7,881,626	7,944,069	7,880,270
Diluted	8,151,796	8,069,229	8,144,458	8,058,602

1ST Constitution Bancorp
Net Interest Margin Analysis
(Dollars in thousands)
(Unaudited)
	Three months ended June 30, 2016			Three months ended June 30, 2015
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Federal Funds Sold/Short-Term Investments	$18,659	$18	0.38%	$8,223	$6	0.28%
Investment Securities:
Taxable	149,629	815	2.18%	129,888	790	2.43%
Tax-exempt (4)	80,036	770	3.85%	80,121	785	3.92%
Total	229,665	1,585	2.76%	210,009	1,575	3.00%
Loan Portfolio: (1)
Construction	88,411	1,309	5.95%	96,764	1,539	6.38%
Residential real estate	42,125	449	4.27%	43,904	463	4.22%
Home Equity	23,895	251	4.23%	22,460	267	4.78%
Commercial and commercial real estate	321,983	4,431	5.53%	313,610	4,528	5.79%
Mortgage warehouse lines	192,553	2,048	4.28%	217,199	2,360	4.36%
Installment	580	6	4.34%	505	6	4.54%
All Other Loans	4,615	24	1.97%	11,221	75	2.67%
Total	674,162	8,518	5.08%	705,663	9,238	5.27%
Total Interest - Bearing Assets	922,486	$10,121	4.41%	923,895	$10,819	4.71%
Allowance for Loan Losses	(7,432)			(7,698)
Cash and Due From Bank	5,065			7,680
Other Assets	60,092			63,073
Total Assets	$980,211			$986,950

Liabilities and Shareholders’ Equity:
Money Market and NOW Accounts	$294,048	$270	0.37%	$304,755	$250	0.33%
Savings Accounts	205,997	302	0.59%	198,252	230	0.47%
Certificates of Deposit	143,057	416	1.17%	152,253	432	1.14%
Other Borrowed Funds	47,028	165	1.41%	51,085	153	1.21%
Trust Preferred Securities	18,557	104	2.24%	18,557	88	1.89%
Total Interest-Bearing Liabilities	708,687	$1,257	0.71%	724,902	$1,153	0.64%
Net Interest Spread (2)			3.70%			4.07%
Demand Deposits	165,396			163,223
Other Liabilities	6,737			8,975
Total Liabilities	880,820			897,100

Shareholders’ Equity	99,391			89,850
Total Liabilities and Shareholders’ Equity	$980,211			$986,950
Net Interest Margin (3)		$8,864	3.86%		$9,666	4.20%

(1)
Loan origination fees are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest earning assets.

(4)	Tax- equivalent basis.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Dollars in thousands)
(Unaudited)
	Six months ended June 30, 2016			Six months ended June 30, 2015
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Federal Funds Sold/Short-Term Investments	$30,611	$67	0.44%	$24,420	$31	0.25%
Investment Securities:
Taxable	142,420	1,632	2.29%	131,611	1,607	2.44%
Tax-exempt (4)	80,348	1,540	3.83%	84,867	1,645	3.88%
Total	222,768	3,172	2.85%	216,478	3,252	3.00%
Loan Portfolio: (1)
Construction	92,392	2,661	5.79%	96,944	3,080	6.41%
Residential real estate	40,583	858	4.23%	44,797	936	4.22%
Home Equity	23,539	490	4.19%	22,305	506	4.58%
Commercial and commercial real estate	313,655	8,884	5.70%	310,249	8,782	5.71%
Mortgage warehouse lines	178,912	3,836	4.31%	186,682	4,079	4.41%
Installment	564	12	4.29%	443	11	4.81%
All Other Loans	6,185	84	2.73%	9,732	132	2.73%
Total	655,830	16,825	5.16%	671,152	17,527	5.27%
Total Interest - Bearing Assets	909,209	$20,064	4.43%	912,050	$20,810	4.60%
Allowance for Loan Losses	(7,525)			(7,467)
Cash and Due From Bank	5,120			10,127
Other Assets	59,534			62,664
Total Assets	$966,338			$977,374

Liabilities and Shareholders’ Equity:
Money Market and NOW Accounts	$295,382	$539	0.37%	$306,486	$506	0.33%
Savings Accounts	204,663	573	0.56%	196,889	455	0.47%
Certificates of Deposit	143,379	826	1.16%	157,809	883	1.13%
Other Borrowed Funds	37,054	301	1.63%	36,524	279	1.54%
Trust Preferred Securities	18,557	203	2.19%	18,557	174	1.86%
Total Interest-Bearing Liabilities	699,035	$2,442	0.70%	716,265	$2,297	0.64%
Net Interest Spread (2)			3.73%			3.96%
Demand Deposits	161,593			163,516
Other Liabilities	7,435			8,677
Total Liabilities	868,063			888,458

Shareholders’ Equity	98,275			88,916
Total Liabilities and Shareholders’ Equity	$966,338			$977,374
Net Interest Margin (3)		$17,622	3.89%		$18,513	4.09%

(1)
Loan origination fees are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest earning assets.

(4)	Tax- equivalent basis.